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                                                                     Exhibit 5.1

[letterhead of Luse Lehman Gorman Pomerenk & Schick, a Professional Corporation]



                                                                  (202) 274-2000
June 21, 2000

The Board of Directors
Harris Financial, Inc.
235 North Second Street
P.O. Box 1711
Harrisburg, Pennsylvania 17101

          Re:  New Harris Financial, Inc.
               Common Stock, Par Value $.01 Per Share
               --------------------------------------

Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of New Harris Financial, Inc. (the "Company") Common Stock, par value $.01 per share ("Common Stock").
We have reviewed the Company's Articles of Incorporation, Registration Statement on Form S-1 ("Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

     (1) the shares of Common Stock have been duly authorized;

     (2) upon issuance, sale and delivery of the shares as contemplated in the Registration Statement, the shares will be legally issued, fully paid and non-assessable.

     This Opinion has been prepared for the use of Harris Financial, Inc. in connection with its registration statement on Form S-1, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Legal Opinions."

                                     Very truly yours,

                                     Luse Lehman Gorman Pomerenk & Schick
                                     A Professional Corporation



                                By:  /s/ Kenneth R. Lehman
                                     ---------------------
                                     Kenneth R. Lehman